Exhibit 15.2

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

June 18, 2024

Prologis, L.P.
Denver, Colorado

Re: S-8 Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 25, 2024 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Denver, Colorado

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.